Exhibit 99.1

Webcast: Today, April 27, 2012 at 10:30 a.m. ET

www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP FIRST QUARTER NET INCOME

RISES 55.4% ON 1.1% REVENUE INCREASE TO $23.3 MILLION

FIRST QUARTER DILUTED EPS INCREASES 57.1% TO $0.11

NAPLES, Florida, April 27, 2012 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three-month period ended March 31, 2012 as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
In millions, except per share data	2012	2011	Change
Net revenue	$23.3	$23.1	1.1%
Station operating income (SOI - non-GAAP)	7.8	7.6	2.3%
Operating income	5.2	4.9	6.0%
Net income	2.4	1.5	55.4%
Net income per diluted share	$0.11	$0.07	57.1%

The $0.2 million, or 1.1% increase in net revenue during the three months ended March 31, 2012, compared with the same period in 2011 primarily reflects an increase in revenues at the Company’s Fayetteville, North Carolina market cluster.

The $0.3 million, or 6.0% year-over-year improvement in 2012 first quarter operating income, reflects the year-over-year revenue growth as well as a 0.3% reduction in total operating expenses during the period. The 2012 first quarter operating expense reduction primarily reflects a 17.0% decline in depreciation and amortization expense.

First quarter 2012 station operating income (SOI), a non-GAAP financial measure, rose $0.2 million, or 2.3%, to $7.8 million compared with the 2011 first quarter as the net revenue increase during the quarter more than offset a 0.5% rise in station operating expenses in the first quarter of 2012.

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Beasley Broadcast Group, 4/27/12	page 2

The 55.4% growth in 2012 first quarter net income reflects the higher operating income and a $1.0 million, or 43.1% year-over-year reduction in interest expense as a result of lower outstanding credit facility balances and the expiration of swap agreements at the end of the first and third quarters of 2011, which more than offset a $0.5 million, or 51.6%, increase in income tax expense. Reflecting the higher net income levels, net income per basic and diluted share for the 2012 first quarter rose 57.1% to $0.11 from $0.07 in the year-earlier period.

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “First quarter revenue growth reflects improved economic conditions in some of our markets, most notably Fayetteville where our market cluster revenue rose 8.3%. In markets measured by Miller Kaplan, Beasley Broadcast Group clusters generated a slight revenue gain while these markets recorded a slight decline in revenue. Overall, we achieved revenue increases at six of our eleven market clusters as we saw improved local and digital advertising which offset the impact of a mid-single digit decline in national advertising. Reflecting the Company’s streamlined operating and cost structure, first quarter SOI margins remain healthy and rose slightly to 33.4% up from 33.1% in the first quarter last year.

“In addition to the organization’s focus on its core programming and expanding our on-air and digital advertising platforms, we continue to strengthen our balance sheet. Reflecting solid cash flows from operations, during the first quarter, we made repayments totaling $3.4 million against the credit facility, reducing total bank debt to $123.4 million at March 31, 2012 from $138.8 million at the end of last year’s first quarter. Our debt and leverage reduction initiatives over the last few years are delivering strong benefits to our income statement as first quarter interest expense declined by over 43% or more than $1 million compared with the same period last year while our leverage ratio is now at its lowest level in almost six years. We currently intend to continue using cash from operations to further lower debt as well as other initiatives that can enhance shareholder value.

“Looking forward, we remain focused on our station clusters matching or exceeding their market’s revenue performance, and further strengthening our balance sheet. We have strong station clusters and ratings in key markets and we are highly focused on generating profitable station and digital revenue growth. We believe our dual focus on our core content and new media opportunities positions Beasley Broadcast Group to deliver compelling entertainment to radio users and a high value media buy for advertisers. We also expect a more pronounced return of political spending in the third and fourth quarters of 2012 as several of our markets should benefit from contested elections.”

Webcast Information

The Company will host a webcast today, April 27, 2012, at 10:30 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also provides management services to two FM stations in Las Vegas for which it has an option to purchase, and operates one station in the expanded AM band in Augusta, GA.

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Beasley Broadcast Group, 4/27/12	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2011. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: external economic forces that could have a material adverse impact on our advertising revenues and results of operations; our radio stations may not be able to compete effectively in their respective markets for advertising revenues; we may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry; our substantial debt levels; and, the loss of key personnel. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of April 27, 2012, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 4/27/12	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2012	2011

Net revenue	$23,298,608	$23,052,102

Operating expense:
Station operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	15,505,304	15,431,981
Corporate general and administrative expenses (including stock-based compensation) (3)	2,040,345	2,056,856
Depreciation and amortization	514,049	619,192

Total operating expenses	18,059,698	18,108,029
Operating income	5,238,910	4,944,073

Non-operating income (expense):
Interest expense	(1,346,171)	(2,366,839)
Other income (expense), net	74,306	795

Income before income taxes	3,967,045	2,578,029
Income tax expense	1,559,049	1,028,633

Net income	$2,407,996	$1,549,396

Basic and diluted net income per share	$0.11	$0.07

Basic common shares outstanding	22,641,225	22,564,065

Diluted common shares outstanding	22,659,236	22,603,771

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $2,771 and $13,230 for the three months ended March 31, 2012 and 2011, respectively.
(3)	Includes stock-based compensation of $127,122 and $140,349 for the three months ended March 31, 2012 and 2011, respectively.

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Beasley Broadcast Group, 4/27/12	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$15,317	$13,610
Working capital	20,242	19,789
Total assets	255,182	254,989
Long term debt, less current installments	116,693	119,885
Total stockholders’ equity	76,002	73,647

Selected Statement of Cash Flows Data - Unaudited

	Three Ended March 31,
	2012	2011
Net cash provided by operating activities	$5,605,488	$4,379,900
Net cash used in investing activities	(362,531)	(1,029,428)
Net cash used in financing activities	(3,536,000)	(3,289,763)

Net increase in cash and cash equivalents	$1,706,957	$60,709

Calculation of SOI - Unaudited

	Three Months Ended March 31,
	2012	2011
Net revenue	$23,298,608	$23,052,102
Station operating expenses	(15,505,304)	(15,431,981)

SOI	$7,793,304	$7,620,121

Reconciliation of SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2012	2011
SOI	$7,793,304	$7,620,121

Corporate general and administrative	(2,040,345)	(2,056,856)

Depreciation and amortization	(514,049)	(619,192)

Interest expense	(1,346,171)	(2,366,839)
Other income (expense), net	74,306	795
Income tax expense	(1,559,049)	(1,028,633)

Net income	$2,407,996	$1,549,396

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